Exhibit 10-A


                         COAL PURCHASE AGREEMENT

    THIS AGREEMENT is executed on June 30, 1994, between OTTER TAIL POWER COMPANY, a Minnesota corporation with its main office in Fergus Falls, Minnesota, NORTHWESTERN PUBLIC SERVICE COMPANY, a Delaware corporation with its main office in Huron, South Dakota, MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group, Inc., a Delaware corporation with its main offices in Bismarck, North Dakota, ("Buyers"), and WESTMORELAND RESOURCES, INC., a Delaware corporation with its main office in Billings, Montana ("Westmoreland").

    The Background of this Agreement is as follows:

    A. Westmoreland is lessee of coal lands at Sarpy Creek, Montana, under a lease ("Tract #3") dated June 6, 1972, from the Crow Tribe of Indians as lessor, as amended and renamed Amended Coal Mining Lease Indian Lands ("Crow Lease"), and as subsequently amended. The coal lands are hereinafter referred to as the "Coal Reserves" and are shown on the map attached hereto as Exhibit A.

    B. Westmoreland has made contracts to mine and sell coal from the Coal Reserves to others, and intends to make other such contracts hereafter.

    C. The mining of coal under the Crow Lease requires various consents, permits, and approvals from agencies, officers and other representatives of federal, state, and local governments from time to time. Westmoreland is currently mining coal under mining plans which cover locations, as shown on Exhibit A, and which have received state and federal approvals.

    D. Buyers are investor-owned utilities whose purpose, among other things, is to supply electricity to retail and wholesale customers. Buyers are co-owners of the Big Stone Plant, an electrical generation station, for which they desire to purchase a dependable source of fuel. Otter Tail Power Company is the operating agent of Big Stone Plant.

    The Terms of this Agreement are as follows:

    1. Quantity and Term: Westmoreland will sell and deliver, and Buyers will take and pay for coal from the Rosebud-McKay seam in the Coal Reserves in the following amounts:

         a. In calendar year 1995, a minimum of 300,000 tons and a maximum of 700,000 tons.

         b. In each calendar year 1996 through 1999, both inclusive, a minimum of 1,200,000 tons and a maximum of 2,000,000 tons.

         c. In the event the Buyers purchase less than the minimum tonnage in any year, Buyers shall pay Westmoreland, for each ton under the minimum not taken, 30 percent of the fourth quarter adjusted Base Tonnage price as calculated under Section 8 and Appendix A.

    Shipments will be in approximately equal monthly amounts with the exception of scheduled overhauls. The Buyers will provide to Westmoreland, in November of each year, a monthly budget of coal tonnage for the following year.

    Westmoreland agrees to reserve 8,700,000 tons from the Coal Reserves to perform this Agreement. However, Buyers shall not thereby acquire any economic interest in the Coal Reserves. The term "ton" shall mean a net ton of 2,000-pounds avoirdupois. Westmoreland guarantees that it will not at any time sell coal to others from the Coal Reserves in amounts that would jeopardize its ability to supply, from the Coal Reserves for fulfillment of its obligations to Buyers, the then remaining amounts of coal which it is obligated to deliver to Buyers during the remaining term of this Agreement.

    d. Westmoreland agrees to a 45 day full load test burn to be completed by September 15, 1995. Buyers have the option of terminating the contract if, at the buyers' discretion, the fuel is not suitable. A force majeure event would be reason to extend the test burn completion deadline beyond September 15, 1995 by an equal number of days equal to the force majeure event.

    2. Delivery: The coal shall be sold and delivered, and title shall pass f.o.b. railroad cars at Westmoreland's Absaloka
Mine at Sarpy Creek, Montana.

    3. Weighing: Westmoreland shall weigh the coal at its mine, and such weights shall be the basis for billing. Weights shall be determined by belt scales maintained by Westmoreland at the mine. If Westmoreland's scales are inoperative, weighing shall be performed by procedures mutually determined by the parties. Westmoreland's scales shall be inspected and certified at least every six months by inspectors satisfactory to Buyers and the Burlington Northern, and calibrated using methods agreeable to both parties at least monthly by Commercial Testing and Engineering Co. (or other entity satisfactory to both parties), and shall be inspected and calibrated at other times at Buyers' request. Westmoreland will send copies of inspection reports and calibration results to Buyers on request. Buyers may have their representatives present during each weight and each calibration inspection and certification. Scales shall be considered accurate if the tolerance is no greater than 1/4 of 1%. Scale corrections shall not be applied to change the weights of coal previously weighed. Westmoreland will prepare bills of lading as required by the shipper.

    4. Loading: Loading of coal shall be under Westmoreland's control. Buyers shall not unreasonably withhold their consent to reasonable variations in Buyers' shipment schedule in order to treat fairly all Westmoreland's purchasers of coal and users of its loading facilities. Westmoreland shall not unreasonably withhold its consent to reasonable variations in Buyers' shipment schedule as requested by Buyers, from time to time, provided that such variations shall not reduce the annual tonnage Buyers are obligated to purchase, nor result in additional costs to Westmoreland. Westmoreland agrees to maintain adequate loading facilities to allow uniform loading of unit trains not to exceed 115 cars with a maximum of 12,200 tons in four hours and to operate them 24 hours a day, seven days a week. Westmoreland will load coal to between 98.5 tons and 102 tons in each car, provided Buyers supply cars capable of loading to 100% of capacity. Should buyers operate with equipment other than the presently owned fleet of cars such tonnages shall be adjusted based on specific equipment provided. Westmoreland shall be liable for added charges or increased rates by the transporting railroad under Buyers' railroad tariff or transportation contract by virtue of any delay caused by Westmoreland which causes loading to exceed four hours or to overload a railcar or underload a unit train in violation of such tariff or contract.

     5. Railroad Tariff or Transportation Contract: Buyers will consult with Westmoreland with respect to Buyers' negotiation of all tariffs and rail contracts with the transporting railroad (including supplements and amendments to existing tariffs and contracts) and will agree with Westmoreland on the details of those tariffs and contracts which relate to Westmoreland's loading and shipping requirements, before the tariff is published or the contract becomes effective. Westmoreland's consent shall not be unreasonably withheld.

    6.  Size and Quality:

        a. The coal delivered shall be 3 x 0 inch size with a maximum of 10% oversize. The coal will be unwashed, undried, and untreated by oil or other chemical agents, unless such additional preparation is mutually agreed upon by the parties.
Westmoreland, and its mining contractor, will utilize sound and clean mining practices to avoid excessive contamination of the coal, and buyers may send representatives to observe the mining at all reasonable times.

        b. Westmoreland guarantees the following minimum and maximum specifications of each unit trainload of coal:

        Maximum ash content (%AR)    12.0%
        Maximum Sodium (%AR Ash)      5.0%
        Maximum Sulfur (%AR)           .75%
        Minimum Btu (AR)           8450
        Minimum Sodium (%AR Ash)      1.5%

        Westmoreland further guarantees that the following minimum and maximum specifications as a monthly weighted average:

        Maximum moisture content (%AR) 24.4%
        Maximum ash content (%AR)       9.5%
        Minimum Btu per pound (AR)   8650
        Maximum sulfur content (%AR)    0.65%
        Maximum Sodium oxide (%Ash)     3.0%

Should the coal fail to conform to the minimum and maximum specifications set forth above, Buyers may suspend acceptance of any further shipments hereunder until it receives reasonable assurance from Westmoreland that future shipments will conform to the specifications, and the obligations of the Buyers pursuant to

Section 1 shall be reduced proportionately during the period of such suspension. If Westmoreland cannot thereafter, for a period of three months following the date of such suspension, give such reasonable assurance of meeting size and quality specifications to Buyers, Buyers shall have the right to cancel this Agreement at any time within 30 days following such three-month period. Nothing in this section shall excuse Westmoreland from supplying coal meeting the above specifications in the event methods of overburden removal are causing variations in quality of coal delivered beyond the minimums and maximums specified herein. If Buyers do not exercise their right to cancel within such 30-day period, Westmoreland shall resume shipments of coal hereunder, and Buyers shall take and pay for such coal under all of the provisions of this Agreement, provided that Buyers may again suspend acceptance as aforesaid for subsequent failures to meet the aforesaid specifications.

    7. Sampling and Analysis: Three representative split samples from each train that carries a shipment of coal under this agreement shall be taken by Westmoreland at Westmoreland's mine as the coal is loaded into railroad cars. One of these shall be analyzed by Westmoreland, and such sampling and analysis shall determine coal quality with respect to all of the provisions of Section 6 above. The second sample shall be sent to Buyers for analysis. Each sampling and analysis shall be performed in accordance with methods approved by the American Society of Testing Materials, or such other methods as may be agreed upon by the parties.

        As soon as possible after the train leaves the mine but not less than four hours before the train arrives at the Big Stone Power Plant, Westmoreland shall telephone or telecopy to Big Stone Plant the weight of the coal in the train and a short proximate analysis, including as received Btu/lb., ash, sulfur, moisture, and %NA2O in the ash. In addition, Westmoreland shall telecopy to Buyers, as soon as available, a mine manifest detailing number of cars loaded, their serial numbers, the total weight of coal loaded, and the time at which it was loaded. A written analysis certified by Commercial Testing and Engineering Company, or other mutually agreeable laboratory shall be delivered by Westmoreland to Buyers within 10 days following delivery of the coal.

        Westmoreland will retain the third referee sample to be analyzed if Buyers so request within 30 days following delivery of the coal analyzed. If Buyers so request, the analysis of the referee sample retained by Westmoreland shall be made by Commercial Testing and Engineering Company or by any other laboratory mutually agreed to by the parties, and its results shall be controlling for purposes of determining coal quality under Section 6 and heating value under Section 11. The cost of the laboratory's analysis of the referee sample shall be shared equally by the parties.

    8. Base Price: The Base Price per ton of coal sold under this Agreement shall be a price f.o.b. railroad cars at Westmoreland's Absaloka Mine. The base price shall be $(*) per ton from the date of this agreement through March 31, 1996. Beginning April 1, 1996, the base price shall be adjusted in accordance with the following provisions: On the first day of each January, April, July, and October ("Adjustment Date"), beginning April 1, 1996, Westmoreland will determine an Adjusted Base price using the formula and methodology set forth in Appendix A, attached hereto. Each change in the Base Price will be applicable to all coal shipped on or after the effective date of such change until the date of the next change.

    9. Taxes and Royalties: The Base Price, as of the effective date of this Agreement, contains components equal to the per ton cost of taxes and royalties, in effect as of July 1, 1994, affecting the sale or production of coal under this Agreement. These components are shown on Appendix A, attached hereto.
The Base Price shall be adjusted downward to reflect any decreases in or elimination of any of the taxes or royalties listed on Appendix A. Such adjustment shall be made as soon as the decrease or elimination becomes effective.

    If any tax or royalty rate is increased after July 1, 1994, or if any new tax is enacted or becomes effective after that date, and if Buyers are unwilling to agree to an increase in the Base Price in the per ton amount of that increase, Westmoreland may attempt to renegotiate with Buyers the Terms of this Agreement, and if that fails, Westmoreland may terminate this Agreement on 30-days' notice to Buyers.

    10. Payment of Price: Buyers shall make payments semi-monthly, within 22 days after the date of the invoice, to Westmoreland by wire transfer. Failure to make full payment within such period shall give Westmoreland the right to suspend further shipments until all previous shipments are paid for, and upon the exercise of this right, notice thereof shall be given to Buyers.

    11. Adjustment for Btu Content: Within forty-five (45) days following the end of each calendar quarter (including the quarter in which deliveries commence)(or within 10 days after the receipt by Westmoreland of the analysis of the third sample if made under
Section 7), Westmoreland will calculate a weighted average Btu value for all coal shipped during that quarter, and a price adjustment will be made in accordance with this section. The Btu value shall be based on Westmoreland's certified analysis of the coal, provided that if an analysis is made of the third sample under Section 7, it shall determine the Btu value of that coal.

    If the weighted average Btu value is 8876 or greater, or 8724 or less, then the following calculation shall be made to the nearest mill ($0.001), and Westmoreland will issue a debit or credit invoice.

Adjustment = P x (as received Btu - Warranted Btu)
                          Warranted Btu

         P = Base Price, as adjusted under Section 8 and is weighted to reflect the different base prices during the quarter.

         Warranted Btu = 8800

Example:(*)
        Weighted Average Btu is 8724
        3-mos. Tonnage:  500,000
        $(*) x 8724 - 8800 =
              8800
         $(*) x  76  =
             8800
         $(*) x $.00864 (5 places) =
         $(*) (3 places) x 500,000 tons = $(*)
        (Westmoreland would issue a credit for this amount.)

     12. Force Majeure: Neither of the parties shall be liable for any failure in whole or in part to perform any obligation under this Agreement, other than an obligation to make payments, if such failure is due to a force majeure.

    "Force Majeure" as used herein shall mean any cause beyond the reasonable control of the party affected thereby, whether foreseeable or not, and whether or not of a kind hereinafter listed, which prevents or materially interferes with the mining, processing, loading, transportation, unloading, handling, or utilization of coal. Such causes shall include, but are not limited to, acts of God; warlike acts of any kind, such as riot, rebellion, or revolution; strikes, whether authorized or wildcat, and other labor disputes; fire, explosion, or other casualty; breakdown, damage to or destruction of property, plant, or equipment; shortages of labor, materials, or supplies; faults or interruptions in coal seams; railroad car shortages, interruptions in transportation or inability of the railroad to deliver coal in accordance with Buyers' transportation contract or tariff; acts of government, such as embargoes, blockades, export or import restrictions, or federal, state, or local law or regulation, and including denial by any government agency of the renewal of any necessary permit or approval, or of any necessary new or additional permit or approval, and any change in environmental regulations that Buyers are unable to meet using Westmoreland's coal without making significant capital investment; court orders or judgments; and storms, floods, freezing conditions, and the like.

    The party affected by such event shall be completely excused from performing under this Agreement for the duration of such event, where in the case of Westmoreland, such event causes a complete cessation in the mining, preparing, or loading of coal, or where, in the case of Buyers, such event causes a complete cessation in the transportation, unloading, handling, or utilization of coal. Where such event causes only a reduction (and not a complete cessation) in the mining, preparing, or loading of coal by Westmoreland, or in the transportation, unloading, handling, or utilization of coal by Buyers, the obligation of the party affected thereby to perform under this agreement shall, for the duration of such event, be reduced by the same percentage as the percentage in reduction in operations. If an occurrence of force majeure continues for 365 or more days, the party not affected by the force majeure may terminate this Agreement on 60 days notice to the party affected thereby.

     The party subject to a force majeure shall give notice to the other party, within ten working days after the occurrence of any event of force majeure, and shall use its best efforts to remove or remedy such cause.

    Coal not delivered during a period of force majeure shall not be made up thereafter, unless the parties mutually agree, nor shall the term of this Agreement be extended by virtue of any event of force majeure.

    13. Pro-ration of Coal: If for reasons of force majeure, Westmoreland is unable to perform in full all coal sales, contracts in effect at any time with respect to coal from the Coal Reserves for sale under this Agreement, and all other contracts under which Westmoreland is able to make such a pro-ration shall be equitably pro-rated among all such contracts, and Buyers shall accept such apportioned tonnage in full satisfaction of the tonnage called for in this Agreement for the period involved in the apportionment.

    14.  Disclaimer of Warranties:  EXCEPT AS SPECIFICALLY
PROVIDED IN THIS AGREEMENT, WESTMORELAND MAKES NO WARRANTIES WITH
RESPECT TO THE COAL TO BE SOLD HEREUNDER, EXPRESS OR IMPLIED,
INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR
PURPOSE.

    15.  Waivers and Remedies:

        A. The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right, but the same shall continue and remain in full force and effect.

        B. Except as otherwise provided in this Agreement, no default by either party to this Agreement in the performance of any of its covenants or obligations hereunder, which, except for this provision, would be the legal basis for rescission or termination of this Agreement by the other party, shall give or result in such a right, unless and until the party committing such default shall fail to correct the default within sixty (60) days after written notice of claim of such default and a statement setting forth the nature thereof is given to such defaulting party by the party claiming such default.

    16. Notices: All notices, or other communication, to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been sent when delivered by hand or when deposited in the United States mail, postage prepaid, and properly addressed:





    a.  If to Buyers:

        Otter Tail Power Company
        215 South Cascade Street
        P.O. Box 496
        Fergus Falls, MN 56538-0496

        Attention:  Secretary

    b.  If to Westmoreland:

        Westmoreland Resources, Inc.
        P.O. Box 7087
        Billings, MT 59103

        Attention:  President

or at such other address as either party may hereafter designate to the other in writing.

    17. Assignment: This Agreement may not be assigned by either party without the written consent of the other, which shall not be unreasonably withheld.

    18. Indemnification: Each party shall defend, indemnify, and hold harmless the other against all claims, suit, proceeding, liabilities, expenses, losses, and damages, including court costs, reasonable attorney's fees, and settlements arising out of or resulting from the goods purchased and sold under this agreement including third party injury suits and/or from any act, omission, or negligence of it, its agents, employees, suppliers, or subcontractors. This provision shall be in addition to any insurance coverage that directly or indirectly protects a party and shall be in addition to the warranty obligation of either party, if any. Either party may be represented by and actively participate through its own counsel in any such suits, proceedings, or settlements if so desired at its cost and expense.

    19. Nondiscrimination in Employment: Westmoreland is an Equal Opportunity Employer, and in the performance of this Agreement shall not engage in any conduct or practice which violates any applicable law, order, or regulation prohibiting discrimination against any person by reason of his or her race, color, religion, national origin, sex, or age.

    A copy of the Equal Opportunity and Nondiscrimination Provision of the Certification of Nonsegregated Facilities will be supplied as promptly as practicable, and made a part of this Agreement, and will be incorporated herein by this reference.

     20. Interpretation: The terms and provision of this Agreement shall be interpreted and construed in accordance with the law of the State of Montana.

    21. Integration: This Agreement supersedes all prior and other agreements and undertakings between the parties and constitutes their entire agreement on the sale and purchase of coal contemplated herein.

    IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed, in several counterparts, by their respective officers thereunto duly authorized, as of the day and year first above written.

    Executed in one or more counterparts as of the date first above written

OTTER TAIL POWER COMPANY        WESTMORELAND RESOURCES, INC.
By:  John MacFarlane            By:  C. J. Presley
Title:  President & CEO         Title: President


NORTHWESTERN PUBLIC SERVICE COMPANY

By:  M. D. Lewis

Title: President & CEO

MONTANA-DAKOTA UTILITIES CO., a Division
of MDU Resources Group, Inc.
By:  Joseph R. Maichel
Title: President & CEO



                 APPENDIX A to Big Stone - WRI Agreement

                   Draft Agreement dated June 30, 1994

Section 8:

Base Tonnage Price Components effective 4/1/96:

Severance Tax                  $(*)
Gross Proceeds Tax              (*)
Resource Indemnity Trust Tax    (*)
Federal Reclamation Fees        (*)
Federal Black Lung Fees         (*)
Crow Royalty                    (*)
Commodity Price                 (*)

Base Tonnage Price              (*)

On each Adjustment Date Seller will determine Adjusted Base
Tonnage component values as follows: (Each component to be rounded to the nearest third decimal place)

C = Adjusted Commodity Price
P = C + R + T1 + T2 + T3 + T4 + T5
P = Adjusted Base Tonnage Price
R = Crow Royalty = .125(P-T1-T2-T3-T4-T5)
T1 = Montana Severance Tax = .15(P-T1-T2-T3-T4-T5-(R-.15)) T2 =
Montana Gross Proceeds Tax = .05(P-T1-T2-T3-T4-T5-(R-.15)) T3 =
Montana Resource Indemnity Trust Tax = .004(P-T1-T2-T3-T4-
T5-(R-.15))
T4 = Federal Reclamation Fee = $.350
T5 = Federal Black Lung Fee = .044(P-T5)

The Commodity Price will be adjusted on each Adjustment Date as follows:

The Seller will determine the index number for the Consumer Price Index - All Urban consumers (CPI-U) by ascertaining the number as issued by the U.S. Dept. of Labor, Bureau of Labor Statistics as of two months preceding the Adjustment Date ("Reference Month"), which will be November when the Adjustment Date is January 1, February when the Adjustment Date is April, and so on. For the purposes of this Appendix, the value for February 1996 equals
*      (1982 = 100) and the previous Reference Month Index at
November 1995 equals     *    (1982=100).

The Seller will determine the index number for the Gross National Product - Implicit Price Deflator (GNP-IPD) as issued by the U.S. Dept. of Commerce by ascertaining the number for two quarters preceding the Adjustment Date ("Reference Quarter"), which will be third quarter of the preceding year when the Adjustment date is January 1, the fourth quarter of the preceding year when the Adjustment Date is April 1, the first quarter of the then current year when the Adjustment date is July 1, and the second quarter of the then current year when the Adjustment Date is October 1. For the purposes of this Appendix the value for the fourth
quarter 1995 equals     *     (1987 = 100) and the previous
Reference Quarter Index for the third quarter 1995 equals     *

(1987=100).

The Seller will determine the index number for the preliminary Employment and Earnings Standard Industrial Commodity Index #122 AHE (SIC-122 AHE) as issued by the U.S. Dept. of Labor, Bureau of Labor Statistics as of two months preceding the Adjustment Date ("Reference Month"), which will be November when the Adjustment Date is January 1, February when the Adjustment Date is April 1, and so on. For the purposes of this Appendix, the
value for February 1996 equals      *     and the previous
Reference Month Index at November 1995 equals     *    .

* - Index will be inserted once it becomes available



Example of Adjusted Base Tonnage Price effective 01/xx/xx:
Adjusted Commodity Price = ((((((Reference Month Index for CPI-U minus previous Reference Month Index for CPI-U) divided by previous Reference Month Index for CPI-U) times .333) plus (((Reference Quarter Index for GNP-IPD minus previous Reference Quarter Index for GNP-IPD) divided by previous Reference Quarter Index for GNP-IPD) times .333) plus (((Reference Month Index for SIC-122 minus previous Reference Month Index for SIC-122) divided by previous Reference Month Index for SIC-122) times .333)) times .8) plus 1) times Commodity Price. For example, if the Reference Month CPI-U equals 128, the Reference Quarter GNP-IPD equals 130, and the Reference Month SIC-122 equals 17.75:

((((((128-125.9)/125.9)*.333) = .00555 (Rounded to 5 decimal places) + (((130-126.9)/126.9)*.333) = .00813 (Rounded to 5
decimal places)+(((17.75-17.70)/17.70)*.333)=.00094 (Rounded to 5 decimal places))*.8) + 1) = 1.01170 (Rounded to 5 decimal places)*(*) (Rounded to three decimal places) = Adjusted
Commodity Price

Severance Tax                  $(*)
Gross Proceeds Tax              (*)
Resource Indemnity Trust Tax    (*)
Federal Reclamation Fees        (*)
Federal Black Lung Fees         (*)
Crow Royalty                    (*)
Commodity Price                 (*)

Adjusted Base Tonnage Price     (*)

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.





ICC-BN-C-2913                           Exhibit 10-B


                   COAL TRANSPORTATION AGREEMENT


                          BY AND BETWEEN


                      OTTER TAIL POWER COMPANY


                 NORTHWESTERN PUBLIC SERVICE COMPANY


                     MONTANA-DAKOTA UTILITIES CO.,
                A Division of MDU Resources Group, Inc.


                                AND


                   BURLINGTON NORTHERN RAILROAD COMPANY


TABLE OF CONTENTS

SECTION 1. DEFINITIONS                                        4

SECTION 2. EFFECTIVE DATE AND TERM                            5

       2(A)   Effective Date of Agreement                     5
       2(B)   Term of Agreement                               5

SECTION 3. MOVEMENTS COVERED BY THE AGREEMENT                 5
       3(A)   Covered Mines, Origins or Mine Origins          5
       3(B)   Route of Movement                               6
       3(C)   Movement of Empty Trains and Change of Origin   6

SECTION 4.  TRANSPORTATION BASE RATES                         6
       4(A)   Base Rates                                      6

SECTION 5.  ADJUSTMENT OF RATES AND CHARGES                   7
       5(A)   Periodic Adjustments                            7
       5(B)   Adjustment Percentage Change Application        7
       5(C)   Rounding                                        8
       5(D)   Elimination or Material Alteration of Indices   8
SECTION 6.  ENTIRE COMPENSATION                               8

SECTION 7.  DESCRIPTION OF TRANSPORTATION AND TONNAGE
            REQUIREMENTS                                      8
       7(A)   Transportation Services and Obligations of the
              Parties                                         8
       7(B)   Coal Cars                                       9
       7(C)   Minimum Tonnage Requirement or BTU Equivalent   9
       7(D)   Level of Service                                9

SECTION 8.  FURNISHING OF SHIPMENTS; CONFLICTING TERMS
            IN BILLS OF LADING OR TARIFFS                    10

SECTION 9.  WEIGHING                                         10
        9(A)  Weighing                                       10
        9(B)  Breakdown Of Scales                            10
        9(C)  Gross Load Limit and Overloads                 10

SECTION 10.  LOADING AND UNLOADING                           10
       10(A)  Advance Notice and Loading                     10
       10(B)  Placement and Free Time - Origin               11
       10(C)  Advance Notice and Unloading                   11
       10(D)  Placement and Free Time - Destination          12

SECTION 11.  SUPPLY OF EQUIPMENT AND SERVICE;  MAINTENANCE;
             CAR DAMAGE AND DESTRUCTION; MINIMUM TRAIN SIZE  13
       11(A)  Applicable Rules                               13
       11(B)  Damage to Coal Cars                            13
       11(C)  Destruction of Coal Cars                       14
       11(D)  Substitute Coal Cars                           14
       11(E) Removal and Replacement of Cars for Maintenance14 11(F) To Maintenance Facility and Return to Service 14
       11(G)  Switching to Connecting Rail Carrier           14
       11(H)  Maintenance Facility Off Route of Movement     15
       11(I)  Bad Order Switching                            15
       11(J)  Minimum Train Size                             15

SECTION 12.  HOLDING OF EMPTY TRAINS                         16
       12(A)  Removal, Storage and Return of Train           16
       12(B)  Switching to Connecting Carrier                16
       12(C)  Storage Off Route of Movement                  16
       12(D)  Simultaneous Handling of Trains                16

SECTION 13.  BILLING AND PAYMENT                             16

SECTION 14.  FORCE MAJEURE                                   17
       14(A)  Defined                                        17
       14(B)  Effect of Force Majeure                        17
       14(C)  Effect on Minimum Tonnage Requirement or BTU
              Equivalent                                     17
SECTION 15.  LIMITATIONS ON ACTIONS FOR COAL LOSS OR DAMAGE  18
       15(A)  Liability                                      18
       15(B)  Claims                                         18

SECTION 16.  INDUSTRIAL TRACK AGREEMENT                      18
SECTION 17.  TERMINATION                                     18
SECTION 18.  ASSIGNMENT AND BINDING EFFECT                   18
SECTION 19.  ENTIRETY, AMENDMENTS AND SEVERABILITY           19
SECTION 20.  WAIVERS AND REMEDIES                            19
SECTION 21.  NOTICE 11                                       19
SECTION 22.  LIABILITY AND INDEMNIFICATION                   19
SECTION 23.  GOVERNING LAWS                                  20
SECTION 24.  CONFIDENTIALITY                                 20
SECTION 25.  RESOLUTION OF DISPUTES                          20
SECTION 26.  REPRESENTATIONS AND WARRANTIES                  21
       26(A)  Otter Tail Power Company                       22
       26(B)  Northwestern Public Service Company            22
       26(C)  Montana-Dakota Utilities Co., a Division of MDU
              Resources Group, Inc.                          22
       26(D)  Burlington Northern Railroad Company           22

                COAL TRANSPORTATION AGREEMENT


     This Agreement made on this 18th day of July, 1994, by and between Burlington Northern Railroad Company, a Delaware corporation (hereinafter referred to as "BN"), and Otter Tail Power Company, a Minnesota corporation, Northwestern Public Service Company, a Delaware corporation, Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a Delaware corporation, (hereinafter jointly referred to as "UTILITIES").
WITNESSETH:

     WHEREAS, common carriers by rail are authorized under
Section 208 of 49 U.S.C. S.10713 ("Staggers Act") to enter into contracts with purchasers of rail services and the parties desire to enter into this contract pursuant to said statute;

     WHEREAS, UTILITIES own and operate an electric generating plant described herein, known as the Big Stone Plant; and

     WHEREAS, BN is a common carrier by rail with railway track extending into the Wyoming and Montana Powder River Basin and in the vicinity of the Big Stone Plant; and

     WHEREAS, UTILITIES desire BN to transport, and BN desires to transport for UTILITIES, pursuant to the terms of this Agreement, certain tonnage's of coal in Unit Trains to Big Stone Plant; and

    NOW, THEREFORE, in consideration of the premises and the agreements and conditions which hereinafter follow, the parties hereto agree as follows:


                  SECTION 1.  DEFINITIONS

Base Charges: The charges expressed in United States dollars and cents applicable to services or occurrences specified in Sections
9, 10, 11, and 12 of this Agreement.

Base Rates: The rates as set forth in Section 4 of this Agreement, expressed in United States dollars and cents per net
Ton applicable to the transportation of Coal from Mine Origins to Destination.

Coal: That mineral substance classified as lignite to bituminous (including sub-bituminous) and whose Standard Transportation Commodity Code (STCC) begins with the digits 112, as set forth in the STCC Tariff ICC STCC 6001-Series in effect on the date this Agreement is executed.

Coal Cars or Cars: Open-top, rotary dump, railroad cars having a net capacity of approximately 100 or more Tons per car, supplied by UTILITIES, or temporarily substituted by BN, suitable for use in Unit Train service between Origins and Destination. It is understood that UTILITIES Coal Cars are of non-standard railroad industry design and BN does not own nor does BN intend to purchase the type of Car that UTILITIES have in their service, therefore, BN will be unable to substitute a Car of similar design.

Destination:  UTILITIES own and operate the Big Stone Plant
(hereafter referred to as "Big Stone Plant").

Effective Charges: The Base Charge(s) plus all increases or decreases made pursuant to Section 5 of this Agreement, used to compute the amount due as compensation for services specified in Sections 9,10, 11, and 12 of this Agreement.

Effective Rates:  The Base Rate(s) specified in Section 4 of this
Agreement, plus all increases or decreases made pursuant to
Section 5 of this Agreement, and applicable to the transportation of Coal on the date the loaded Train is released to BN for transportation pursuant to this Agreement.

Free Time: The time allowed for a Unit Train to load or unload free of train detention charges. Free Time can be extended under conditions described in this Agreement.

ICC: The Interstate Commerce Commission or its successor agency or body having the same or similar jurisdiction over rail common carriers operating in interstate commerce.

Loading Facility: All equipment necessary for loading of Trains at Origins including, rail track, raw Coal hopper, crusher, storage/loadout silos, and conveyor systems.

Origins or Mine Origins: The Coal Unit Train Loading Facilities located at the mines identified in Section 3(A) of this Agreement.

Route of Movement: The rail route of loaded and empty Trains moving pursuant to this Agreement from or to any Wyoming or Montana Powder River Basin Origin(s) specified in Section 3(A) via BN system through Terry, Montana and Mobridge, South Dakota to or from Destination and/or from a North Dakota Origin specified in Section 3(A) via BN system through Mobridge, South Dakota to or from Destination.

Ton: A ton of 2,000 pounds avoirdupois.

Tender:  An offer by UTILITIES to BN of Coal loaded in a Unit
Train and ready for shipment from one Origin to one Destination pursuant to the terms of this Agreement.

Train or Unit Train: A specialized train of Coal Cars consisting of a specified number of Coal Cars furnished as a unit for shipment from one Origin to one Destination on one bill of lading at one time.

Unloading Facility: All equipment strictly necessary for unloading of Trains at Destination including: rail track;
indexer; dumper, including feeders and hopper; and dumper conveyor.

              SECTION 2.  EFFECTIVE DATE AND TERM

2(A) Effective Date of Agreement.
This Agreement is made pursuant to 49 U.S.C. S.10713 and shall be effective on the date a non confidential summary hereof is filed with the ICC; provided, however, performance under this Agreement is subject to the conditions of Section 1313.3 of Title 49 of the Code of Federal Regulations. However, transportation service under this Agreement shall not commence until March 1, 1995. If the ICC disapproves this Agreement, it shall be null and void ab initio, and BN shall immediately notify UTILITIES.

2(B) Term of Agreement.
This Agreement shall terminate at 11:59 p.m. Central Standard
Time on December 31, 1999.

           SECTION 3.  MOVEMENTS COVERED BY THE AGREEMENT

3(A) Covered Mines, Origins or Mine Origins.
BN will transport Coal to Destination from any of the Mine Origins specified below; provided that these Origins have adequate Loading Facilities and procedures as contemplated under this Agreement capable of consistently loading at least 102 Coal Cars in continuous motion in four (4) hours or less.

                     GROUP A
          Mine                    BN Origin
          Gascoyne Mine           Gascoyne, ND

                     GROUP B
          Mine                    BN Origin
          Absaloka                Kuehn, MT
          Rosebud                 Colstrip, MT
          Big Sky                 Colstrip, MT
                     GROUP C

          Mine                    BN Origin
          East Decker             Decker, MT
          West Decker             Decker, MT
          Spring Creek            Nerco Jct., MT

                     GROUP D

          Mine                    BN Origin
          Buckskin                Buckskin Jct., WY
          Rawhide                 Rawhide Jct., WY


          Eagle Butte             Eagle Jct., WY
          Dry Fork                Dry Fork Jct., WY
          Fort Union              Union Jct., WY
          Clovis Point            East Gillette Jct., WY
          Caballo                 Caballo Jct., WY
          Belle Ayr               Belle Ayr, WY
          Cordero                 Cordero Jct., WY
          Caballo Rojo            Rojo Jct., WY
          Coal Creek              Coal Creek Jct., WY

3(B)  Exception to Route of Movement.
BN may use any available alternate route when operating conditions exist which make use of the route identified herein inadvisable or impractical; provided, however, that when using alternate routes, BN shall use its best efforts to select the least circuitous routing and to otherwise minimize delays to UTILITIES.

3(C)     Movement of Empty Trains and Change of Origin.
BN will move empty Trains from Destination to one of the Origins as part of the service included under the rates provided in
Section 4. UTILITIES' notice of any change in Origin from the last loaded movement must be given to BN prior to departure of empty Trains from Big Stone Plant. Notice may be given by telephone, or other means of direct communication with BN's Coal Operating Department. BN will use best efforts to accommodate UTILITIES should it become necessary to change the Origin after the empty Train has departed from Big Stone Plant.

             SECTION 4.  TRANSPORTATION BASE RATES

4(A)     Base Rates.
UTILITIES shall pay the following Base Rates in U.S. Dollars per net Ton for the movement of Coal from Origins to Destination in Unit Trains, which shall be subject to adjustment pursuant to
Section 5 in accordance with this agreement, via BN Direct:

            Origin             Base Rates*

            Group A           $(*) per net ton

            Group B           $(*) per net ton

            Group C           $(*) per net ton

            Group D           $(*) per net ton
            ______________
            * Base Rates are on the basis of Trains cycling
              continuously


          SECTION 5. ADJUSTMENT OF RATES AND CHARGES

5(A) Periodic Adjustments.
Except as otherwise provided in this Agreement, the rates and charges set forth in this Agreement, including the Base Rate(s) set forth in Section 4, shall be adjusted quarterly, upward or downward, by an amount equal to (*) of the change in the ICC's Forecasted Index of the Rail Cost Adjustment Factor, unadjusted for Railroad Productivity ("RCAFU") (described in Subsection 5(B)) to produce the "Effective Rate(s) and Effective Charges." Adjustments shall become effective quarterly on January 1, April 1, July 1, and October 1 of each calendar year, with the first adjustment to become effective on April 1, 1995. BN shall notify UTILITIES in writing of all adjustments and furnish supporting calculations, at least two (2) days prior to the effective date of the adjustment, or, as soon thereafter as the information necessary to calculate the adjustment is made by the ICC. The new Effective Rates and Effective Charges so determined shall be applicable retroactive to the adjustment date in question.
5(B) Adjustment Percentage Change Application.
The percentage charge shall be equal to the "Current Quarter's RCAFU Forecast Index" minus the "Prior Quarter's RCAFU Forecast Index," divided by the "Prior Quarter's RCAFU Forecast Index" for each current adjustment time period. An example of the quarterly percentage change calculation is described below:

     ((Q1 1995 MINUS Q4 1994) DIVIDED BY Q4 1994)
      OR
     ((1.032-1.025)/1.025)=.006829268 rounded to .00683

The quarterly RCAFU index percentage change (in decimal) will be multiplied by (*) to produce the Adjustment Percentage Change (in decimal). The previous quarterly Effective Rates and Effective Charges are multiplied by the Adjustment Percentage Change to produce the "Change Amount." The previous Effective Rate, or Effective Charge plus the Change Amount equals the new quarter's Effective Rates and Effective Charges. For Example:

     Adjustment Percentage Change (decimal):
          (*)

     Change Amount:
          $10.00 (Previous Effective Rate) X .0057 = $0.057 rounded = $0.06.

     New Effective Rate per net Ton:
          $10.00 (Previous Effective Rate) + $0.06 (Change
           Amount) = $10.06.

5(C) Rounding.
All calculated numbers shall be rounded to the nearest fifth digit after the decimal point (i.e. .00001499 = .00001). All final adjustment computations shall be rounded to the nearest whole one cent by going to the lower one cent when computations result in a balance of less than one-half cent and to the next higher whole one cent when computations result in a balance of one-half cent or more.

5(D) Elimination or Material Alteration of Indices.
It is the intent of the parties that the adjustment index (the RCAFU) reflects changes in railroad input costs. If the ICC or any successor organizations cease to publish the RCAFU index required for the calculations outlined in this Section, or materially alters the methodology by which the index or indices are derived (that is, cease to measure changes in railroad input costs), the parties shall mutually determine and agree upon the most appropriate substitute index or indices which most closely matches the economic structure (that is, to measure changes in railroad input costs) of the discontinued or altered index or indices to be used for adjustments for the remainder of the Agreement term immediately following such action. The RCAFU index, adjusted for productivity, is not an appropriate substitute index. If the parties do not come to an agreement as to the substitute index or indices by an adjustment date, the Effective Rate and Effective Charges shall not be adjusted until such time as the index or indices are agreed to, at which time a retroactive adjustment shall be made retroactive to said adjustment date. If the parties do not come to an agreement as to the substitute index or indices by 60 days following an adjustment date, the provisions of Section 25 shall apply.

         SECTION 6.  ENTIRE COMPENSATION

      The rates and charges specified in this Agreement shall constitute the entire compensation payable to BN for the rail transportation services specified under this Agreement, except where otherwise provided herein. BN shall not, by tariff or otherwise, seek to collect from UTILITIES any additional amounts in connection with such specified services. The adjustment mechanism specified in Section 5 of this Agreement shall constitute the sole means of adjusting the rates and other charges specified in this Agreement during the term hereof. If UTILITIES request BN to perform additional services, not specified under this Agreement, charges for such services shall be established by separate agreement or applicable tariffs.

SECTION 7. DESCRIPTION OF TRANSPORTATION AND TONNAGE REQUIREMENTS

7(A) Transportation Services and Obligations of the Parties. BN agrees to transport UTILITIES' Coal and return the Trains between Origin and Destination pursuant to the terms of this Agreement. The transportation services to be provided by BN pursuant to this Agreement shall include all rail services and operations, as described below, required for movements in Trains of loaded Coal Cars from Origin to Destination and the return movement in Trains of the empty Coal Cars to Origin, both via Route of Movement. These services are described at follows:

        (1) Transportation services including such switching and Car handling at Origin and Destination as may be required for loading and weighing at Origin and Unloading at Destination.
  (2) Transportation services required for rail movements in Trains between Origin and Destination, including all marshaling of Cars, line-haul transportation, inspection of Coal Cars and other accessorial services required for efficient Train operations. BN shall provide the locomotives, cabooses (if required), end-of-train devices, materials, supplies and labor deemed necessary by BN in its sole discretion to enable it to transport UTILITIES' Coal.

Should Utilities request services not covered by this Agreement, the terms, provisions, charges and conditions of the request not specifically addressed by this Agreement shall be governed by BN Tariff 6041, and other applicable railroad Tariffs. If there is any conflict between this Agreement and a Tariff, this Agreement shall govern.

7(B) Coal Cars.
UTILITIES hereby agree to supply at least one hundred and two
(102) Coal Cars plus at least 10 percent spare Coal Cars suitable for interchange under Interchange Rules adopted by the Association of American Railroads for each Unit Train Tendered, for use by BN in accordance with the terms of this Agreement in order to allow BN to transport the Coal tonnages to be Tendered thereunder. Said Coal Cars shall be provided at no cost to BN. BN agrees to lease Cars, if available, to UTILITIES, upon reasonable request by UTILITIES, for movement of Coal pursuant to this Agreement at BN's current lease rates. It is understood that UTILITIES Coal Cars are of non-standard railroad industry design and BN does not own nor does BN intend to purchase the type of Car that UTILITIES have in their service, therefore, BN will be unable to substitute a Car of similar design.

7(C) Minimum Tonnage Requirement or BTU Equivalent.
    (1) Beginning January 1, 1996 and continuing through December 31, 1999, UTILITIES agree to Tender, in reasonable monthly quantities, no less than the Minimum Tonnage Requirement or BTU Equivalent of Coal, from Origins in Section 3(A) combined, equivalent to 1.234 E 14 BTU's as adjusted pursuant to this Agreement, under the conditions and in the manner specified herein. Total BTU's from each Origin shall be calculated by multiplying the number of tons times 2,000 lb/ton times the "As Received" calorific value of the Coal in BTU/lb, as determined by the third party laboratory analyzing as loaded samples at each Origin.

    EXAMPLE: Group B Origin

             1,650,000 tons/year X 2,000 pounds X 9,350 btu's X 4
             years = 1.234 E 14 BTU's

     (2) If during the term in Section 7(C)(1), UTILITIES are unable to tender to BN the Minimum Tonnage Requirement or BTU Equivalent, as adjusted pursuant to this Agreement, UTILITIES agree to pay BN an amount equal to thirty percent (30%) of the Group B Effective Rate times the difference between the Minimum Tonnage Requirement (as adjusted pursuant to this Agreement)and the total equivalent tonnage Tendered by Utilities to BN during such term.

7(D) Level of Service
    It is the intent of the parties that the UTILITIES' trainsets are cycled between Origin and Destination in a continuous mode such that deliveries approximately equal burn rates on a weekly basis and that Big Stone's "dead stockpile" is only required for emergencies.

     If circumstances under the sole control of BN such as availability of power, availability of crews, diversion of manpower or equipment to other movements, convenience to BN, etc., delay deliveries to Big Stone Plant such that Utilities are required to reclaim from the Big Stone stockpile, the BTU equivalent of those tons reclaimed shall be credited towards from the Minimum Tonnage Requirement equivalent in Section 7(C). UTILITIES shall notify BN in writing of all such claims within ten days of the start of reclaiming. If BN disputes any claim, it must respond in writing to the UTILITIES within ten days of receipt of the claim.

    This Section 7(D) is subject to approval by BN of an annual operating plan submitted to BN by the UTILITIES outlining Big
Stone tonnage requirements and their origins.

SECTION 8.  FURNISHING OF SHIPMENTS; CONFLICTING TERMS IN BILLS
                     OF LADING OR TARIFFS.

UTILITIES shall arrange for shipments of Coal to be furnished to BN on a standard bill of lading in accordance with the Uniform Straight Bill of Lading or other shipping documents approved by BN, subject to the conditions of this Agreement and the terms of such bill of lading. Each bill of lading or shipping document shall contain a reference to the ICC contract number assigned to this Agreement, i.e., ICC-BN-C-2913. The rates identified in this Agreement shall not appear on the bill of lading. In the event there is a conflict between the terms of this Agreement and the terms of a bill of lading or the terms of any tariff which would otherwise apply to the movement of UTILITIES' Coal, the terms of this Agreement shall govern and control.

                       SECTION 9.  WEIGHING

9(A) Weighing.
The parties agree that the weight of the Coal in the Coal Cars will be determined at Origins by the UTILITIES' Origin Mine operator. BN shall not be responsible for such weight determinations. The weights ascertained by said operators pursuant to Section 11(J) shall be used for the assessment of the freight charges thereunder. Weighing shall be performed on scales inspected semi-annually, at no cost to BN, in accordance with the then-current AAR Scale Handbook specifications for such, and subject to supervision and verification by BN or its agent. 9(B) Breakdown Of Scales.
If weights cannot be determined due to a breakdown of the scales at Origins, the weight per Train to be used for the assessment of freight charges thereunder shall be determined by averaging the per car weights on the ten (10) immediately preceding weighed shipments from the same Origin to Destination, adjusted to any variance in the number of cars per shipment.

9(C) Gross Load Limit and Overloads.
If a loaded Coal Car is found by BN to weigh in excess 270,000 pounds, BN shall, if necessary, switch said overloaded Coal Car and remove it from the Train. BN retains the right to refuse to accept or transport overloaded Car(s). BN is not be obligated to reduce the lading of such Car(s), which obligation is solely UTILITIES' under this Agreement. After UTILITIES, at no expense to BN, cause any excess Coal to be removed from the overloaded Coal Car, BN shall replace the Coal Car into the Train. For such services in removing and replacing each such Coal Car, UTILITIES shall pay a charge to BN of $372.00 per Coal Car. If the excess Coal is removed during the Free Time at Origin without removing the Coal Car from a Train, there shall be no charge to UTILITIES. BN reserves the right to increase the maximum gross weight on rail above 270,000 pounds. UTILITIES are not obligated to ship in excess of 270,000 pounds.

            SECTION 10.  LOADING AND UNLOADING

10(A)  Advance Notice and Loading.
    (1) BN will make Trains of empty Coal Cars available at Origins for loading. BN shall furnish the Origin Mine Operator not less than four (4) hours advance notice by radio, telex, telephone or other reasonable means of the arrival of such Trains of Coal Cars at Origin for loading.

    (2) UTILITIES and/or its Mine Operator shall be responsible for the loading of Coal Cars. The parties agree to cooperate with the Mine Operator to provide for the efficient loading of the Coal Cars at an Origin. BN shall provide Locomotives and Train crews to move Trains through the Loading Facility at a controlled speed as designated by UTILITIES Mine Operator; PROVIDED, HOWEVER, that BN will not be required to move Cars at a speed less than five/tenths (.5) mile per hour, but to the extent it is able to operate at a lesser speed, will upon request use its best efforts to do so.

10(B) Placement and Free Time - Origin.
     (1) Four (4) hours free time will be allowed to load all empty Coal Cars in a Train, commencing after the Actual or Constructive Placement of the Train at the designated notification point at the Origin ready for loading ( Loading Free Time ); PROVIDED, HOWEVER, that Loading Free Time shall be extended for a period of time equivalent to that by which loading was prevented as a result of (i) a Loading Disability, or (ii) any occurrence attributable to BN which prevents loading. If BN fails to provide four (4) hours advance notice of arrival at Origin, a Train's Loading Free Time shall be extended by the additional amount of time (but not to exceed four (4) hours) that it takes to load a Train due to BN's failure to provide the required notice. If a Train is not loaded and released during the applicable Loading Free Time, BN may collect from UTILITIES an Origin Detention Charge of $308.00 per hour (including any fraction of an hour) until such time as the Train is loaded and released.

     (2) For purposes of this Section 10, "Actual Placement" is made when a Unit Train arrives at Origin Mine's designated notification point (as described in the BN timetable and the Train crew has requested loading instructions. In the event a Train cannot be Actually Placed at an Origin, notice shall be given immediately to Origin Mine Operator by radio, telex, telephone or other reasonable means, and BN may place the Train at an available hold point until such time as Origin Mine Operator notifies BN that Actual Placement can be made, whereupon it shall be moved to Origin.

     (3) For purposes of this Section 10, "Constructive Placement" begins when a Train is placed at an available hold point because it is prevented from being Actually Placed; PROVIDED, HOWEVER, that Constructive Placement shall not take place when Actual Placement is prevented (i) due to any cause that would extend Loading Free Time, or (ii) because the Loading Free Time for another Train ahead of the Train in question has not expired ( Origin Bunching ). The time required for the movement of a Constructively Placed Train from a hold point to an Origin will not be included in the computation of Free Time.
(4) Loading Disability means any of the following events which directly result in the inability to load Coal into a Train at an
Origin: (i) an Act of God; (ii) a strike or other labor disturbance; (iii) a riot or other civil disturbance; (iv) rain, snow and/or ice accumulation sufficient to immobilize Train or Mine operations or prevent loading of such Train; (v) an act of regulation of local, state or federal government authorities; or
(vi) mechanical or electrical breakdown, explosion or fire (including shutdown for emergency maintenance or the like which may be necessary to mitigate or eliminate the imminent threat of explosion, fire or mechanical or electrical breakdown), or accident affecting a Loading Facility at the Origin then being
utilized by UTILITIES or affecting BN s     locomotives or other
railroad equipment. UTILITIES or UTILITIES' Mine Operator shall notify BN by telephone, telegraph, radio or other reasonable means (i) within one and one-half (1.5) hours of the commencement of a Loading Disability as to the nature and time of commencement of the Loading Disability, and (ii) within one and one-half (1.5) hours after the termination of a Loading Disability as to the time of termination of the Loading Disability, except that the notifications in (i) and (ii) above shall not be necessary if the Loading Disability lasts for a period of one and one-half (1.5) hours or less

10(C) Advance Notice and Unloading.
     (1) BN will transport loaded Trains to Destination for unloading. BN shall furnish UTILITIES not less than four (4) hours advance notice by radio, telex, telephone or other reasonable means of the arrival of loaded Trains at Destination. BN also shall allow UTILITIES access to BN s LYNX computer train location monitoring system, or any successor system, at no cost to UTILITIES.

     (2) UTILITIES will provide the Unloading Facility at Destination to permit continuous uninterrupted delivery by BN of loaded Coal Cars.

     (3) Upon request from UTILITIES, BN will move Coal Cars through the Unloading Facility in a manner which is consistent with the safe, efficient and complete unloading of the Coal Cars.

10(D)  Placement and Free Time - Destination.
     (1) Four (4) hours free time will be allowed for the unloading at Destination of a Train of Coal Cars, with such free time commencing after the Actual or Constructive Placement of a Train at the designated notification point at Destination and the Train crew has requested unloading instructions, which train is ready for unloading ( Unloading Free Time ); PROVIDED, HOWEVER, that Unloading Free Time shall be extended for a period of time equivalent to that by which unloading was prevented as a result of (i) an Unloading Disability, or (ii) any occurrence
attributable   to BN which prevents unloading. If BN fails to
provide four (4) hours advance notice of arrival at Destination, a Train's Unloading Free Time shall be extended by the additional amount of time (but not to exceed four (4) additional hours) that it takes to unload a Train due to BN's failure to provide the required notice. If a Train is not unloaded and released during the applicable Unloading Free Time, BN may collect from UTILITIES a Destination Detention Charge of $308.00 for each hour (including any fraction of an hour) until such time as the Train is unloaded and released.

     (2) For purposes of this Section 10, "Actual Placement is made when the Train has been placed at the designated notification point at Destination. In the event a Train can not be Actually Placed at Destination, notice shall be given immediately by UTILITIES to BN by radio, telex, telephone, or other reasonable means and BN may place the Train at an available hold point until such time as UTILITIES notifies BN that Actual Placement can be made.

     (3) For purposes of this Section 10, Constructive Placement begins when a Train is placed at an available hold point because it is prevented from being Actually Placed; PROVIDED, HOWEVER, that Constructive Placement shall not take place when Actual Placement is prevented (i) due to any cause that would extend Unloading Free Time; (ii) because the Train arrived at Destination with Coal Cars out of proper alignment to permit continuous and smooth operation of the rotary coupler system during unloading; or (iii) because the Unloading Free Time for another Train ahead of the Train in question has not expired ( Destination Bunching ). The time required for the movement of a Constructively Placed Train from a hold point to Destination will not be included in the computation of Free Time.

     (4) Unloading Disability means any of the following events which directly result in the inability to unload a Train at
Destination: (i) an Act of God; (ii) a strike or other labor disturbance; (iii) a riot or other civil disturbance; (iv) snow and/or ice accumulation sufficient to immobilize Train operations or prevent unloading of such Trains (including frozen Coal in Coal Cars on arrival at Destination to the extent that thawing or loosening is required to permit unloading; PROVIDED, HOWEVER, that any extension of Unloading Free Time resulting from frozen Coal shall not exceed twenty-four (24) hours); (v) an act of regulation of local, state or federal government authorities; or
(vi) mechanical or electrical breakdown, explosion or fire (including shutdown for emergency maintenance or the like which may be necessary to mitigate or eliminate the imminent threat of explosion, fire or mechanical or electrical breakdown), or accident affecting the Unloading Facility at Destination or affecting BN's locomotives or other railroad equipment. UTILITIES shall notify BN by telephone (i) within one and one-half (1.5) hours of the commencement of an Unloading Disability as to the nature and time of commencement of the Unloading Disability, and
(ii) within one and one-half (1.5) hours after the termination of an Unloading Disability as to the time of termination of the Unloading Disability, except that the telephone notifications in
(i) and (ii) above shall not be necessary if the Unloading Disability lasts for a period of one and one-half (1.5) hours or less. If a Train cannot be unloaded due to an event of Force Majeure as set out in Section 14 hereof, or due to an Unloading Disability as provided above, UTILITIES must notify BN of this condition within four hours after actual placement and advise BN which of the following three options it requests:

    (a) If UTILITIES request that the locomotives and crew remain with the Train during the continuance of the Force Majeure so that said locomotives and crew shall be in position at completion of unloading, then UTILITIES shall pay a charge of $934.00 for each additional eight hours (including any fraction of eight hours), in excess of Free Time until the Train is unloaded and released for movement to Origin or until the locomotives and crew are released from the train.

    (b) If UTILITIES request that the locomotives and crew be released from the Train prior to the expiration of unloading Free Time under the circumstances specified in (1) above, a charge of $1,452.00 be assessed. If such request is made after the expiration of the Free Time allowance specified in paragraph (1) above, the charge of $1,452.00 will be assessed in addition to the charge provided in paragraph (1) above.

    (c)  If UTILITIES requests the option set out in paragraph
(1) above and later request that the locomotives and crew be released, then Utilities shall pay the charge set out in paragraph (1) until the time locomotives and crew are released from the Train plus the charge set out in paragraph (2) above.
 Under any of the above three options, no charge will be assessed for returning the locomotives and crew to pick up the Train at Destination after the disability has been relieved. If the unloading of the Coal Cars is started, continued, or recommenced after the return of the locomotives and crew, the charge provided in paragraph (1) of this subsection 10(D) will be assessed from the time of the return of the locomotives and crew.

SECTION 11.  SUPPLY OF EQUIPMENT AND SERVICE;  MAINTENANCE;
         CAR DAMAGE AND DESTRUCTION; MINIMUM TRAIN SIZE

11(A) Applicable Rules.
The parties agree that each party hereto will assume separate responsibilities for the Coal Cars as those responsibilities are designated in the Field Manual of Interchange Rules and Office Manual of the Interchange Rules adopted by the Association of American Railroads ("AAR Interchange Rules") presently in effect and as they may be changed hereafter from time to time. The parties further agree to comply with any rules and regulations of the Federal Railroad Administration applicable to such Coal Cars. Notwithstanding any provision to the contrary, BN shall not be liable for any loss of or damage to the Commodity or UTILITIES Coal Cars due to defects in the design or manufacture said Coal Cars or due to improper loading.

11(B) Damage to Coal Cars.
If UTILITIES furnished Coal Cars are damaged under circumstances in which the AAR Interchange Rules make BN responsible for such damage, BN will give UTILITIES written notification of the damage and will provide the Car initials and numbers for each affected Coal Car. BN will repair or cause to be repaired such damaged Coal Cars at its expense and shall transport such Coal Cars for repairs and return them to Train service pursuant to the AAR Interchange Rules. BN will use its best efforts to make such repairs in a timely fashion. While said Coal Cars are being repaired, BN shall, if sufficient spare UTILITIES owned Coal Cars are not available, furnish suitable substitute Coal Cars, if available, for use thereunder at no cost to UTILITIES until said Coal Cars are repaired and returned to service, PROVIDED, HOWEVER, that if, at UTILITIES' request, said Coal Cars are repaired at a shop of UTILITIES' choosing, BN shall furnish substitute Coal Cars until damaged Coal Cars are repaired and returned to service or until 180 days from the date of damage, whichever event occurs first.

11(C) Destruction of Coal Cars.
In the event that Coal Cars are destroyed under circumstances in which the AAR Interchange Rules make BN responsible for such destruction, BN will give UTILITIES written notification of such destruction and provide the Coal Car initials and numbers of each affected Coal Car. BN shall, if sufficient spare UTILITIES owned Coal Cars are not available, furnish suitable substitute Coal Cars, if available, for use thereunder at no cost to UTILITIES for a period not to exceed 365 days following the date of such Coal Car destruction. Settlement to UTILITIES for any such destroyed Coal Car shall be in accordance with the applicable rule(s) of the Field Manual of the AAR Interchange Rules as in effect on the date of such destruction. Such amounts so determined and undisputed will be paid to UTILITIES within thirty
(30) days of BN's receipt of UTILITIES invoice therefor.

11(D) Substitute Coal Cars.
For the purposes of Subsections (B) and (C) of this Section "suitable substitute Coal Cars" shall mean open top rotary coupler Cars of approximately 4,000 cubic feet and 100 Ton capacity. However, if BN is unable, after best efforts, to furnish substitute Cars of the above capacity or with rotary couplers, it may, with UTILITIES' consent, substitute Cars having non-rotary couplers and/or Cars of lesser capacity, as long as the substitute Cars have a total aggregate capacity equal to that of the Coal Cars for which substitute Coal Cars are being furnished. For each such substitute Coal Car that does not have rotary couplers, the Free Time for unloading at Destination specified in Section 10(C) shall be extended by ten (10) minutes per substitute Coal Car.

11(E) Removal and Replacement of Cars for Maintenance.
Upon request of UTILITIES, BN will, on the return movement from Destination to Origin, stop a Train at a UTILITIES designated maintenance facility at an intermediate point on the Route of Movement where track is available to deliver or recover Cars from such Train. UTILITIES shall pay BN a switching charge for removal and replacement of Coal Cars in such Train of $308.00 per hour (including any fraction of an hour), to be computed from the time the Train stops for removal or replacement of individual Coal Cars until such time as the last Coal Car is removed from the Train or until the last Coal Car is placed into the Train. 11(F) Switching to Maintenance Facility and Return to Service. Upon request of UTILITIES, BN will, on the return movement from Destination to Origin, place an entire empty Train at a UTILITIES designated maintenance facility at an intermediate point on the Route of Movement. Upon subsequent request of UTILITIES, BN will remove the entire Train from such maintenance facility and return it to service. UTILITIES will pay $1,452.00 to BN for its services in placing each such Train at such maintenance facility and removing such Train from such maintenance facility and returning it to service. In addition, UTILITIES shall pay BN at the rate of $308.00 per hour (including any fraction of an hour) required for such placement or removal, with such charges to commence 30 minutes after the locomotives first stop for such placement or removal, and to end when the last Coal Car is added to, or removed from, the Train.

11(G) Switching to Connecting Rail Carrier.
If a Car maintenance facility selected by UTILITIES is served by another rail carrier which necessitates, at an intermediate point
on the Route of Movement, a switch movement of Coal Cars,   or a
switch movement of a Train, to or from a connecting railroad, BN will provide the necessary switching services. BN will be paid by UTILITIES in accordance with Section 11(E) for a switch movement of Coal Cars, and in accordance with Section 12(B) for a switch movement of Train. Any switching or any other charges imposed by the connecting railroad shall be paid by UTILITIES.
11(H)    Switching to Maintenance Facility Off Route of Movement.
If a Car maintenance facility selected by UTILITIES is located at a point which is not on the Route of Movement, BN will be paid the following line-haul charge, covering any movement on the BN system not on the Route of Movement, in addition to the charges specified in Subsections (E), (F) or (G) of this Section, as appropriate:

               Rates in Dollars Per
                  Car, Per Mile,
               Minimum 75 Miles    Number of Coal Cars
                         $1.11            25 or Less
                         $1.02            26 to 75
                         $0.95           More Than 75

The charges set out in Subsections (E), (F), (G) and (H) of this Section shall not apply to the movement of Coal Cars damaged by BN to a maintenance facility for repair.

11(I) Bad Order Switching.
No charges will be assessed by BN for switching occasioned by bad ordering of Coal Cars by its personnel, including both switching out of bad ordered Coal Cars and/or switching in of spare Coal Cars in substitution for bad ordered Coal Cars. 11(J) Minimum Train Size.

11(J)  Minimum Train Size.
     (1) Each Train furnished at Origin for loading shall contain
no less than 98 Cars ("Minimum Train Size"),   except as provided
in this Section. The weight for determination of freight charges shall be the greater of (i) the actual weight of the lading of the Train as determined pursuant to Section 9; or (ii) 98 tons per car for all of the Coal Cars in the Train.

     (2) If UTILITIES are prevented from furnishing at least 98 Coal Cars because their Coal Cars have been damaged or destroyed by BN and BN is liable therefor, and if BN is unable to substitute sufficient suitable Coal Cars pursuant to Subsections
(B), (C) and (D) of this Section, Minimum Train Size shall be reduced to the number of suitable Coal Cars UTILITIES and BN together are able to provide; however, Any such train shall be deemed to contain 98 Coal Cars for the assessment of freight charges.

     (3) In the event UTILITIES are unable to furnish at least 98 Coal Cars because certain Coal Cars are found enroute or at Origin to be unsuitable for loading, excluding open doors which can be secured, the Minimum Train Size shall be reduced by the number of Coal Cars found to be unsuitable for loading; however, the Minimum Train Size under this Subsection (J)(3) shall be 98 Coal Cars.

     (4) If UTILITIES' Coal Cars are damaged or destroyed by BN and BN is unable to substitute sufficient suitable Coal Cars as provided for in Subsections (B), (C), and (D) of this Section, the Minimum Annual Tonnage Requirement shall be reduced by 98 Tons for each Coal Car less than 98 in any Train shipment resulting from BN's inability to substitute suitable Coal Cars.
   (5) If, due only to the unexcused fault of UTILITIES, sufficient Coal Cars are not available for loading to meet the Minimum Train Size, BN will accept loaded Coal Cars furnished for transportation and the Effective Rate shall be assessed on actual Tons loaded plus 98 Tons per Coal Car for each Car short of the Minimum Train Size. Such Tons which are not actually moved but for which charges are paid pursuant to this Subsection J(5) will be considered as Tons received in meeting the Minimum Annual Tonnage Requirement.

             SECTION 12.  HOLDING OF EMPTY TRAINS

12(A) Storage On the Route of Movement.
If BN-owned trackage is available at a location on the Route of Movement, upon request of UTILITIES, BN will, on the return movement from Destination to Origin, place an entire Train of empty Coal Cars on such trackage for storage. BN will be paid $1,452.00 in total (payable at the time the Train is placed in storage) plus a charge of $308.00 per hour (including any fraction of an hour) for any requested switching for its services in placing and removing such Train. In addition, a storage charge of $193.00 per Train shall be paid by UTILITIES for each 24 hours period (including any fraction of 24 hours), that the Train is stored on any such storage track owned by BN. UTILITIES must notify BN that the prior and subsequent loaded movement of said Train was and will be made pursuant to the terms of this Agreement.

12(B) Switching to Connecting Carrier.
Except as provided in Subsection (D) of this Section, UTILITIES shall pay $750.00 for each switch to or from a connecting carrier. In addition, UTILITIES shall pay BN at the rate of $308.00 per hour (including any fraction of an hour) required for any such switching, with such charges to commence 30 minutes after the locomotives' first stop for such switching. Any switching or other charges imposed by the connecting railroad shall be paid by UTILITIES.

12(C) Storage Off Route of Movement.
If UTILITIES owned or leased storage track is located at a point which is not on the Route of Movement, BN will move UTILITIES Trains to and from such storage track and UTILITIES shall pay the following line haul charges for any such movement on the BN system in addition to the charges specified in Subsection (B) of this Section, as appropriate:

               Rates in Dollars Per
                  Car, Per Mile,
               Minimum 75 Miles    Number of Coal Cars
                         $1.11            25 or Less
                         $1.02            26 to 75
                         $0.95          More Than 75

12(D)    Simultaneous Handling of Trains.
If at the same time and place BN provides services described in Subsections (A), (B) and/or (C) of this Section, BN simultaneously (i) places another Train for storage or maintenance, (ii) removes another Train from storage or maintenance, or (iii) switches one Train for another Train, UTILITIES shall pay one-half the charges (excluding storage charges under Subsection (A) of this Section) otherwise payable by UTILITIES under such Subsections for each of its Trains. The term "Train" as used in this Subsection (D) includes Trains serving UTILITIES and Trains serving other shippers.

               SECTION 13.  BILLING AND PAYMENT

All statements for any charge pursuant to this agreement shall be sent to Otter Tail Power Company, as agent for the UTILITIES, at the following address:

         Production Department
         Otter Tail Power Company
         215 South Cascade Street
         Fergus Falls, MN  56538-0496


All payments due BN from UTILITIES thereunder for Train service shall be due and payable on or within five (5) working days of the receipt of written statement of the charge or charges. If payment is sent by means of the U. S. Postal Service, the date of the postmark shall be deemed to be the date of receipt by the BN. There shall be a late charge at the same interest rate as is charged by the Internal Revenue Service on tax overpayments and paid on tax overpayments or the maximum permitted by law, if less, for any period such payment is late.

All payments due Utilities from BN shall also be made pursuant to this Section.

                  SECTION 14.  FORCE MAJEURE

14(A) Defined.
The term "Force Majeure" as used herein shall mean any cause or causes beyond the control of the party affected thereby which, by exercise of due diligence, it shall be unable to overcome, including, without limitation, the following causes: Acts of God; acts of the public enemy; blockades; strikes; lockouts; labor disputes or other industrial disturbances; riots; disorders; storms; landslides; floods; washouts; earthquake; lightning; unusually large snow accumulation; civil disturbances; restraint by court or governmental or other public authority; boycotts; embargoes, including embargoes pursuant to AAR service orders; war or acts of military authorities; shortage of diesel fuel for locomotives or generator start-up; derailments; failure of mine operators to supply coal (whether excused by reason of a Force Majeure condition under UTILITIES coal purchase contract with such mine operator; or unexcused and in violation of such contract); frozen coal; or fire or explosion or mechanical breakdown or damage affecting BN's facilities or equipment, UTILITIES Big Stone Plant or equipment or facilities related thereto including the Unloading Facilities, or affecting the mine(s) of UTILITIES' coal supplier(s), or equipment or facilities related thereto, including Loading Facilities.

The parties intend that "Force Majeure" shall include events whether foreseeable or foreseen, unforeseeable or unforeseen. Events of Force Majeure shall not, however, include any change in demand or projected demand for electrical power or generating facilities or a reduction in demand for electricity or any change in demand for rail transportation services due to any cause not listed above whether foreseeable or not.

14(B) Effect of Force Majeure.
If because of Force Majeure, any party hereto is unable to carry out its obligations under this Agreement, and if such party shall promptly give to the other party written notice of such Force Majeure, then the obligation of the party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance. However, the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay, and thereupon promptly give notice to the other party when the Force Majeure has terminated. Nothing herein contained shall cause the party affected by an event of Force Majeure to submit to what it believes to be an unfavorable labor agreement, and it is agreed that any settlement of labor strikes or differences with workmen shall be entirely within the sole discretion of the affected party.

14(C) Effect on Minimum Tonnage Requirement or BTU Equivalent. In the event shipments of Coal cannot be made or utilized due to Force Majeure, as defined in this Section affecting either party, the Minimum Tonnage Requirement or BTU Equivalent shall be reduced by 1/365th for each day during which the event of Force Majeure continues. Any day in which two or more such events occur must be considered as one day. An event of Force Majeure shall last for a continuous 24 hour period before the Minimum Tonnage Requirement or BTU Equivalent shall be reduced. Force Majeure days shall not be carried over into succeeding years for purposes of calculating compliance with the Minimum Tonnage Requirement or BTU Equivalent thereunder.

   SECTION 15.  LIMITATIONS ON ACTIONS FOR COAL LOSS OR DAMAGE
15(A) Liability.
Subject to paragraph 11(A), standard common carrier liability pursuant to 49 U.S.C. S.11707 shall apply to damage to or loss of or damage to the Coal being transported pursuant to this
Agreement.   In the event of a conflict between said terms and
this Agreement, this Agreement shall govern.

15(B) Claims.
Claims for loss of or damage to Coal enroute must be made in writing by UTILITIES to BN within nine (9) months after receipt of BN's written statement of charges for transporting such Coal. Suits must be filed against BN within two years and one day from the day when notice in writing from BN is received by UTILITIES stating that BN has disallowed UTILITIES' claim or any part or parts thereof as specified in BN's notice. If claims are not made and/or suits are not instituted thereon in accordance with the foregoing provisions, BN shall not be liable and such claims will not be paid. This Section 15(B) shall only apply to loss of or damage to Coal which occurs while such Coal is being transported by BN between Origin and Destination.

           SECTION 16.  INDUSTRIAL TRACK AGREEMENT

Nothing in this Agreement shall alter the rights and obligations of UTILITIES or BN under any present or future contract or agreement covering operating rights over UTILITIES tracks at Destination named and hereinafter referred to as "Industrial Track Agreement." In the event there is a conflict between the terms of this Agreement and the terms of the Industrial Track Agreement described herein, the terms of the latter agreement shall govern.

                SECTION 17.  TERMINATION

If either party hereto shall default in any material obligation of this Agreement which is not excused as Force Majeure as defined in Section 14, and continues in such default for a period of sixty (60) days after written notice thereof is given by the non-defaulting party to such other party of the existence of such default, or, if more than sixty (60) days are required to correct with reasonable diligence the default set forth in said notice and such defaulting party shall fail within said sixty (60) day period to commence the action necessary to correct such matters and thereafter prosecute the same to completion with reasonable diligence, the non-defaulting party may, at its option, and without prejudice to its other rights and remedies thereunder, at law or in equity, terminate this Agreement by written notice thereof to the party in default.

         SECTION 18.  ASSIGNMENT AND BINDING EFFECT

This Agreement shall bind and inure to the benefit of the parties and their successors and assigns. Either party hereto may assign any receivables due them under this Agreement, provided however, such assignment shall not relieve the assignor of any of its rights or obligations under this Agreement. With the exception of assignment of said receivables and UTILITIES' right to assign to a successor in ownership of Big Stone Plant, neither party may assign this Agreement or any other rights or obligations thereunder without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that no assignment shall be effective unless and until the assignee shall assume in writing the obligation of the assignor and such assignment shall have been approved by the ICC, if necessary.

        SECTION. 19.  ENTIRETY, AMENDMENTS AND SEVERABILITY

This Agreement comprises the entire Agreement, and merges and supersedes all prior oral and written understandings and representations between UTILITIES and BN concerning the subject matter hereof.

All amendments of the terms of this Agreement shall be in writing, signed by the parties hereto and shall comply with any applicable laws and regulations.

If any provision of this Agreement is held to be illegal, invalid, void or unenforceable by a court or other tribunal having jurisdiction over this contract, the parties agree that such provision shall be severed from this Agreement unless such provision is a material financial term or its omission would render administration of this contract unworkable.


              SECTION 20.  WAIVERS AND REMEDIES

The failure of either party hereto to insist in any one or more instances upon strict performance of any of the obligations of the other party pursuant to this Agreement or to take advantage of any of its rights thereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

Upon a material breach of this Agreement, all remedies provided by law or in equity, including specific performance of this Agreement, shall be available to the affected party.

                  SECTION 21.  NOTICE

Any notice required or permitted thereunder, including notice of an event of Force Majeure, except for invoices and payments and as otherwise provided in this Agreement, shall be made in writing and shall be deemed effective when delivered personally to the party to whom directed, or when deposited in United States Mail properly addressed to the following:

             Burlington Northern Railroad Company
             3700 Continental Plaza
             777 Main Street
             Fort Worth, TX  76102-5384
             ATTN:  Vice President Coal Marketing


             Otter Tail Power Company, as agent for UTILITIES
             215 South Cascade Street
             Fergus Falls, MN  56538-0496
             ATTN:  The Secretary

These addresses may be changed by written notice to the other party.

         SECTION 22.  LIABILITY AND INDEMNIFICATION

Except as otherwise provided in this Agreement, each party shall assume and be responsible for any and all liability for loss and damage to property whatsoever, and for personal injury, including death to any person whomsoever caused by its own negligence, and arising out of or connected with the performance of this Agreement, provided, however, that no party shall be liable for consequential damages or loss of profit.. In the event any liability is due to the joint and concurring negligence of the parties hereto, it shall be shared by them in accordance with Minnesota law.

               SECTION 23.  GOVERNING LAWS

For all purposes, this Agreement shall be deemed to be an Agreement made in the state of Minnesota and governed by and construed according to the laws of that state except that matters related to loss and damage to coal shall be construed and interpreted consistent with relevant agency and court decisions and U.S. statutes and regulations thereunder establishing or determining rights and obligations of carriers providing interstate common carriage by rail.

               SECTION 24.  CONFIDENTIALITY

Except when required by law, the parties shall not reveal the terms of this Agreement to persons not employed by a party to this Agreement and shall protect the confidentiality of the information developed in connection with this Agreement; provided, however, that neither party will be precluded from revealing such information in obtaining or attempting to obtain financing or in filing reports and information with the Securities and Exchange Commission, or the appropriate governmental authorities, or making public information required thereby, or when advised by legal counsel that such disclosure is required. Prior to disclosure of this Agreement or of information related to it to governmental authorities, including without limitation courts and regulators of public utilities, the disclosing party shall provide advance notice to the other party and shall cooperate in seeking confidential treatment of the Agreement and information by the governmental authority. When required, the parties may also submit information to consultants and contractors performing work related to this Agreement who agree in writing to protect the confidentiality of such information.

              SECTION 25.  RESOLUTION OF DISPUTES

If at any time a question or controversy arises out of or relating to this Agreement, or breach thereof, and the parties cannot agree, such question or controversy shall be submitted for arbitration to a disinterested person or persons. Such questions or controversy shall be submitted to a single competent disinterested arbitrator if the parties are able to agree upon such single arbitrator within twenty (20) days after the party desiring such arbitration shall notify in writing the other party of such question or controversy. If such single arbitrator cannot be agreed upon before the expiration of such period of twenty
(20) days, arbitration shall be had before a board of three disinterested persons to be named as follows: the party demanding such arbitration shall, within twenty (20) days after the expiration period for agreement to a single arbitrator, give the other party notice of such demand, stating specifically the question or questions to be submitted for decision and nominating a person who has the required qualifications to act as one arbitrator. The party to whom such notice is given shall appoint a second arbitrator having like qualifications and give the party demanding arbitration notice in writing of such appointment within twenty (20) days from the time of receipt of the demanding party's notice. If the responding party does not, within this twenty (20) day period, notify the party demanding arbitration of its selection, the party making the demand shall, within the next twenty (20) days, make such selection. The first and second arbitrators chosen shall select a third, and if the arbitrators chosen shall be unable to agree upon a third arbitrator within a period of twenty (20) days from the date of appointment of the second arbitrator, either party may, within the next ten (10) days, file a motion or application with the American Arbitration Association ("AAA") to appoint a third arbitrator in accordance with its Commercial Arbitration Rules.

Upon selection of the arbitration board of either one or three members, the board shall proceed to inquire into and determine the questions and controversy at issue and shall give to both parties reasonable notice of the time and place (of which the board shall be the judge) where the board may take such evidence as may be deemed reasonable, and may hear arguments of counsel. If any arbitrator shall decline or fail to act, the party (or parties in the case of a single arbitrator) by whom he or she was chosen or the AAA (in the case of an arbitrator selected through application to the AAA) shall appoint another to act in his or her place. After considering the evidence and hearing the testimony and arguments which may be submitted by each party, the board shall state its decision or award, in writing, within ninety (90) days after the final submission of evidence, which decision or award, when delivered to both parties, shall be final and binding, and each party expressly agrees to be bound conclusively thereby as to any of the matters submitted to arbitration. Judgment may be entered upon such decision or award in any court of competent jurisdiction. Discovery proceedings in an arbitration shall be in accordance with the Federal Rules of Civil Procedure and the parties shall bear equally all the fees and expenses of the single or neutral arbitrator.


          SECTION 26.  REPRESENTATIONS AND WARRANTIES

26(A) Otter Tail Power Company represents and warrants to BN:

     (1) It is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota.

     (2) The execution and delivery by it of this Agreement and the performance by it of its obligations are within is power and authority and have been duly authorized.

     (3) This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's.

26(B) Northwestern Public Service Company represents and warrants to BN:

     (1) It is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     (2) The execution and delivery by it of this Agreement and the performance by it of its obligations are within is power and authority and have been duly authorized.

     (3) This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's.

26(C) Montana-Dakota Utilities Co., a Division of MDU Resources
Group, Inc., represents and warrants to BN:

     (1) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (2) The execution and delivery by it of this Agreement and the performance by it of its obligations are within is power and authority and have been duly authorized.

     (3) This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's.

26(D) BN represents and warrants to UTILITIES:

     (1) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (2) The execution and delivery by it of this Agreement and the performance by BN of its obligations thereunder are within its corporate powers, have been duly authorized by all corporate action, and do not and will not contravene or conflict with any provision or of its charter or by-laws.

     (3) This Agreement is a legal, valid and binding obligation of BN enforceable against BN in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

OTTER TAIL POWER COMPANY

By:  John MacFarlane

Title:  President & CEO

NORTHWESTERN PUBLIC SERVICE COMPANY

By:   M. D. Lewis

Title:  President & CEO

MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group,
Inc.

By:  Joseph R. Maichel

Title:  President & CEO

BURLINGTON NORTHERN RAILROAD COMPANY

By:  John Q. Anderson

Title:  Executive Vice President

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.